Exhibit 23.2

The Board of Directors
Access Power, Inc.:



We consent to the use of our report dated March 9, 2000 in the Registration Statement on Form SB-2 and related Prospectus of Access Power, Inc. for the registration of 5,428,364 shares of common stock, 1,400,000 warrants to purchase common stock, and $2,200,000 warrants to purchase 6% convertible debentures, , and to the reference to our firm under the heading "Experts" therein.





/s/ Parks, Tschopp, Whitcomb & Orr, P.A.

PARKS, TSCHOPP, WHITCOMB & ORR, P.A.




Maitland, Florida
September 28, 2000